Exhibit 99.1

ImmuCell

ImmuCell Announces Unaudited Financial Results for the Quarter Ended September 30, 2026

For Immediate Release

PORTLAND, Maine – October 12, 2026 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), an animal health biologics company that develops, manufactures and markets products to improve calf health and productivity, today announced preliminary, unaudited sales results for the third quarter of 2026.

Management’s Discussion:

“Today we are reporting net income of $953,000 for the third quarter of 2026, a $1.1 million increase compared to the third quarter of 2025,” commented Timothy C. Fiori, Chief Financial Officer of ImmuCell. “Revenue grew 46.0% to $8.0 million in the third quarter of 2026 compared to the third quarter of 2025, a comparison aided in part by the absence of distributor restocking headwinds that had adversely affected the third quarter sales in 2025. Gross margin was 44.2% in the third quarter of 2026, which is 130 basis points higher than the third quarter of 2025 and reflects higher pricing and manufacturing execution partially offset by the previously discussed shift of certain product development expenses to costs of goods sold.”

“We are pleased with our third quarter revenue and with distributor out-the-door volume growth of 18% over 2025,” commented Bobbi Jo Brockmann, Senior Vice President of Sales & Marketing. “Growth remained broad-based across our sales territories and product lines, supported by an increase in sales activity and continued progress in customer acquisition. We are also encouraged by inventory levels heading into our peak season as we shift our focus to the cow-calf market.”

“ImmuCell had a strong quarter. The expanded commercial team is delivering solid revenue growth as we reach more customers with our value propositions,” said Olivier te Boekhorst, President and CEO. “Increased commercial activity was supported by increased output from the manufacturing team. We are investing in capacity expansion and colostrum sourcing capabilities for future demand, and those efforts are projected to be completed on time and within budget.”

“We have negotiated a new, larger $3 million line of credit with our bank, which we expect to sign during the fourth quarter of 2026,” continued Mr. Fiori. “Additionally, given our strong cash position, we have terminated our At-The-Market offering.”

Certain Financial Results:

• Third quarter 2026 product sales increased 46.0%, to approximately $8.0 million, compared to the quarter ended September 30, 2025.

• Third quarter 2026 gross margin increased to 44.2% of product sales compared to 42.9% during the quarter ended September 30, 2025.

• Net income was $953,000, or $0.10 per diluted share, during the quarter ended September 30, 2026, compared to a net loss of $140,000, or ($0.02) per basic share, during the quarter ended September 30, 2025.

• Adjusted EBITDA (calculation methodology shown below) was $1.9 million in the three months ended September 30, 2026, as compared to $0.8 million in the three months ended September 30, 2025.

Balance Sheet Data as of September 30, 2026:

• Cash and cash equivalents increased to $7.9 million as of September 30, 2026, from $3.8 million as of December 31, 2025, such increase benefiting in part from the $2 million settlement payment received in May 2026.

• Net working capital increased to approximately $16.9 million as of September 30, 2026 from $13.0 million as of December 31, 2025.

• Stockholders’ equity increased to $32.8 million as of September 30, 2026 from $27.1 million as of December 31, 2025.

Condensed Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2026	2025	2026	2025

Product sales	$8,040	$5,506	$25,584	$20.018
Costs of goods sold	4,485	3,143	14,934	11,483
Gross profit	3,555	2,363	10,650	8,535

Sales, marketing and administrative expenses	2,420	1,649	7,174	4,545
Product development expenses	177	694	614	2,283
Other operating income	-	-	(2,000)	-
Operating expenses	2,597	2,343	5,788	6,828

NET OPERATING INCOME	958	20	4,862	1,707

Other (expenses) income, net	(22)	(155)	(92)	110

INCOME (LOSS) BEFORE INCOME TAXES	936	(135)	4,770	1,817

Income tax (benefit) expense	(17)	5	41	8

NET INCOME (LOSS)	$953	($140)	$4,729	$1,809

Basic weighted average common shares outstanding	9,084	9,046	9,065	9,019
Basic net income (loss) per share	$0.10	($0.02)	$0.52	$0.20
Diluted weighted average common shares outstanding	9,298	9,046	9,189	9,019
Diluted net income (loss) per share	$0.10	($0.02)	$0.51	$0.20

Selected Balance Sheet Data (In thousands) (Unaudited)

	As of September 30, 2026	As of December 31, 2025
Cash and cash equivalents	$7,914	$3,807
Inventory	$9,857	$9,267
Net working capital	$16,897	$12,967
Total assets	$47,958	$42,532
Stockholders' equity	$32,774	$27,055

Selected Cash Flow Data (In thousands) (Unaudited)

	Nine Months Ended September 30,
	2026	2025
Operating Activities	$7,348	$1,993
Investing Activities	(2,247)	(1,047)
Financing Activities	(994)	(818)
Net Change in Cash	4,107	128
Cash at Beginning of Period	3,807	3,758
Cash at End of Period	$7,914	$3,886

Non-GAAP Financial Measures: Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally included in or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP.

We believe that considering the non-GAAP measure of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) assists management and investors by looking at our performance across reporting periods on a consistent basis excluding certain charges from our reported income before income taxes. We calculate adjusted EBITDA as described in the following table and reconciled to the most comparable GAAP financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2026	2025	2026	2025

Net income (Loss)	$953	($140)	$4,729	$1,809
Income tax (benefit) expense	(17)	4	41	8
Interest expense (excluding debt issuance and debt discount costs)	89	105	278	336
Depreciation	459	674	1,458	2,009
Amortization (including debt issuance and debt discount costs)	3	34	9	66
Stock-based compensation expense	397	73	774	192

Adjusted EBITDA	$1,884	$750	$7,289	$4,420

Cash payments to satisfy debt repayment obligations and to make capital expenditure investments are other uses of cash that are not included in the calculation of EBITDA, but which management also does consider when assessing its cash flows.

Webcast / Conference Call:

The Company is planning to host a conference call and webcast on November 13, 2026, at 9:00 AM ET to review the unaudited financial results. Interested parties may access the conference call by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international).

The live webcast can be accessed at: https://app.webinar.net/JL8AEda3K5D

The live webcast will feature a set of accompanying presentation slides that will subsequently be available in the Investors section of the Company’s website at: https://immucell.com/investors/

A teleconference replay of the conference call will be available through November 20, 2026, by dialing (855) 669-9658 (toll free) or (412) 317-0088 (international) and utilizing replay access code #2589057.

About ImmuCell:

ImmuCell Corporation (Nasdaq: ICCC) is an animal-health biologics company that operates in the fast-growing market for calf health solutions. It develops, manufactures and commercializes the First Defense® line of products that provides Immediate Immunity™ through colostrum-derived, orally delivered antibodies against the principal viral and bacterial causes of scours. Scours (neonatal calf diarrhea) is one of the most prevalent and deadly diseases in neonatal calves worldwide. Press releases and other information about the Company are available at: http://www.immucell.com/investors.

Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and will often include words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. Such statements include, but are not limited to, any forward-looking statements relating to:

• our business plans, goals and strategies;

• projections of future financial and operational performance, expense ratios and margins;

• future demand for our products, including the First Defense® product line;

• the sequence, duration, costs and goals of our program to repurpose our former Re-Tain® facility and equipment for First Defense® production; cost recoveries on Re-Tain® equipment no longer in service; and other elements of projected depreciation expense affecting future income for book and tax return purposes;

• capital expenditures, contractual commitments, and the anticipated sources and uses of cash to fund them;

• anticipated timing and terms of a new line of credit;

and any other statements that are not historical facts. projections about depreciation expense and its impact on income for book and tax return purposes; and any other statements that are not historical facts. These statements reflect management’s current expectations as of the date hereof, are based on management’s estimates, projections, beliefs and assumptions as of such date; and are not guarantees of future performance. Such statements involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to differ materially, including risks relating to: competition in our markets; customer acceptance and product performance; alignment between our manufacturing resources and product demand; supply chain disruptions affecting our operations and our customer and supplier relationships; the commercial and operational risks of our current and planned expansion of production capacity; difficulties or delays in development, testing, regulatory approval, production and marketing of our products, and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. There can be no assurance that the risks or developments we anticipate will be those that actually affect us. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contacts:

Olivier te Boekhorst, President and CEO
Timothy C. Fiori, Chief Financial Officer
ImmuCell Corporation
investor.relations@immucell.com

Joe Diaz, Robert Blum and Joe Dorame
               Lytham Partners, LLC
               iccc@lythampartners.com